Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

January 28, 2010

Cass Information Systems, Inc. Reports

4th Quarter 2009 Earnings;

Declares Regular Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported fourth quarter 2009 earnings of $.46 per fully-diluted share for a full year total of $1.73, a 15% decrease compared to the $2.03 per fully diluted share it earned in 2008. Net income for the period was $4.2 million, bringing the 2009 total to $16.1 million. Cass earned $19.0 million in 2008.

	4th Quarter		% Change	YTD		% Change
	2009	2008		2009	2008
Transportation Invoice Volume	6.1 million	6.3 million	(4)%	23.1 million	25.9 million	(11)%
Utility Transaction Volume	2.9 million	2.7 million	8%	11.5 million	10.6 million	9%
Revenues	$22.5 million	$23.2 million	(3)%	$87.9 million	$91.7 million	(4)%
Net Income	$4.2 million	$5.2 million	(19)%	$16.1 million	$19.0 million	(15)%
Diluted Earnings per Share	$.46	$.56	(18)%	$1.73	$2.03	(15)%

2009 4th Quarter Recap

New transportation customer implementations helped offset a 7% decline in base customer volumes as the global economic slowdown continued to impact the transportation industry. As a result, freight invoice volume was down 4%. New business helped boost utility transaction volume by 8% to partially counteract the drop in freight business. Overall, payment and processing fees decreased 3% compared to the year-earlier period.

Net investment income decreased $616,000, or 6%, primarily due to the overall decline in interest rates and a less favorable mix of funding sources.

Overall operating expenses for the quarter were up 4%, or $715,000. The three primary factors fueling the increase were: a $312,000 boost in pension costs; $194,000 in workforce reduction costs tied to process improvements; and a $119,000 increase in FDIC insurance expense.

Year-End 2009 Recap

New transportation customers helped offset a 16% decline in base customer volumes that caused overall freight invoice volume to decline 11%. Conversely, utility transaction volume was up 9%. The net effect was a 4% decrease in overall payment and processing fees compared to 2008.

Net investment income decreased $1,900,000, or 5%, primarily due to lower interest rates and a less favorable mix of funding sources.

Year-long operating expenses were up 1%, or $821,000. However, after factoring out increases of $1,251,000 in pension costs and $729,000 in FDIC insurance expense as well as workforce reduction costs of $395,000, operating expenses for 2009 were 2%, or $1,554,000, lower than in 2008.

“While our transportation invoice processing operation showed signs of stabilizing as 2009 drew to a close, the difficult economic environment has depressed transaction volume from our base customers,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our utility and telecom invoice processing operations and bank subsidiary, Cass Commercial Bank, continue to perform at or above expected levels. We continue to focus on improving operating efficiency during these challenging times and believe the company is well positioned to return to the path of growth as the economy recovers.”

Cash Dividend Declared

On January 25, 2010, the company’s board of directors declared a first quarter dividend of $.14 per share payable March 15, 2010 to shareholders of record March 5, 2010. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $23 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and is ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2008.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2009 and 2008.

	Quarter Ended 12/31/09	Quarter Ended 12/31/08	Year Ended 12/31/09	Year Ended 12/31/08
Transportation Invoice Volume	6,064	6,345	23,137	25,854
Transportation Dollar Volume	$3,695,409	$4,332,918	$14,047,342	$17,482,520
Utility Transaction Volume	2,926	2,710	11,482	10,562
Utility Dollar Volume	$2,364,261	$2,291,216	$9,670,109	$9,418,015
Payment and Processing Fees	$12,383	$12,814	$48,665	$50,721
Net Investment Income	9,194	9,810	36,681	38,560
Gain on Sale of Securities	495	343	697	552
Other	426	205	1,876	1,897

Total Revenues	$22,498	$23,172	$87,919	$91,730

Salaries and Benefits	$12,852	$12,322	$50,614	$49,723
Occupancy	599	552	2,396	2,228
Equipment	839	810	3,348	3,331
Other	2,642	2,533	10,027	10,282

Total Operating Expenses	$16,932	$16,217	$66,385	$65,564

Income from Operations before Income Taxes	$5,566	$6,955	$21,534	$26,166
Provision for Income Taxes	1,339	1,762	5,405	7,160

Net Income	$4,227	$5,193	$16,129	$19,006

Basic Earnings per Share	$.46	$.57	$1.76	$2.08

Diluted Earnings per Share	$.46	$.56	$1.73	$2.03

Average Earning Assets	$1,002,981	$863,252	$894,951	$841,367
Net Interest Margin	4.46%	5.35%	4.79%	5.34%
Allowance for Loan Losses to Loans	1.29%	1.09%	1.29%	1.09%
Non-performing Loans to Total Loans	.25%	.21%	.25%	.21%
Net Loan (Recoveries)/ Charge-offs to Loans	(.02)%	.07%	.03%	.34%
Provision for Loan Losses	$950	$600	$2,050	$2,200